Registrant Name     TORREY INTERNATIONAL STRATEGY PARTNERS, LLC

          File Number                   811-21067

          Registrant CIK Number:        0001170123


Item 77 c)

On August 14, 2009, the Members of the Registrant voted to approve a plan of liquidation and dissolution.